EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements on Form S‑3 (File No.333‑225230, 333-255303, 333-268737, 333-275717, and 333-277040), Form S‑4 (File No. 333‑229510), and Form S-8 (File No. 333‑233864, 333-258235, 333-274099, 333-280661, and 333-289884) of Immunic, Inc. of our report dated February 26, 2026, relating to the consolidated financial statements of Immunic, Inc., which appears in this annual report on Form 10-K for the year ended December 31, 2025.

/s/ Baker Tilly US, LLP

Minneapolis, Minnesota
February 26, 2026